Exhibit 99.1

AstroNova Announces First Quarter Fiscal 2023 Financial Results

Company to Host Conference Call at 9:00 a.m. ET Today

First Quarter Fiscal 2023 Summary

  Bookings of $28.4 million
  Revenue of $31.0 million
  Operating income of $0.8 million
  Net income of $0.4 million, or $0.06 per diluted share
  Adjusted EBITDA of $1.9 million

WEST WARWICK, R.I.--(BUSINESS WIRE)--June 8, 2022--AstroNova, Inc. (Nasdaq: ALOT), a global leader in data visualization technologies, today announced financial results for its fiscal 2023 first quarter ended April 30, 2022.

“We delivered 6.6 percent top-line growth in the first quarter, driven by the momentum of our Test & Measurement segment, as commercial aerospace OEMs continued to increase production and deliveries of their narrow-body aircraft,” said Gregory A. Woods, President and Chief Executive Officer. “The pace of production of aircraft families like the Airbus A320 and Boeing 737 is a key barometer for our Aerospace business, since those planes represent a significant portion of our aerospace product volume.

“Product innovation remains a key tenet of our growth strategy,” continued Woods. “In our Product Identification segment, we expect to release a new product later this month that will extend our QuickLabel lineup to provide our first offering in the entry level category of the market with the launch of the QL-E100, a low cost full-color tabletop label printer. The printer has unique features for this category including a seven-inch color touchscreen and internal image storage, making it extremely easy to use. It is an ideal solution for smaller businesses as well as larger enterprises that need to deploy multiple on-demand label printers at distributed locations throughout their facilities.

“Looking ahead, while the near-term macroeconomic environment remains challenging most notably due to supply chain issues, we are taking proactive steps to diminish those headwinds, which include price adjustments on many of our products. The underlying fundamentals of our business remain strong, and we are especially encouraged by the momentum we are seeing in Test & Measurement as the commercial aviation market continues its recovery,” concluded Woods.

First Quarter Fiscal 2023 Financial Summary

Revenue was $31.0 million, a 6.6 percent increase compared with the prior-year period, reflecting higher demand in the Test & Measurement segment, partly offset by lower revenue in the Product Identification segment that was impacted by shipment delays.

Hardware revenue was $9.3 million, a 21.6 percent increase from the prior-year period. Supplies revenue was $17.9 million, down 1.5 percent year-over-year. Revenue from Service/Other was $3.8 million, up 16.9 percent from the comparable quarter of fiscal 2022.

Gross profit was $10.7 million, or 34.6 percent of revenue, in the first quarter of fiscal 2023, compared with $10.9 million, or 37.4 percent of revenue, in the same period of fiscal 2022. The decrease reflected the impact of higher materials input costs across most of our supply chain and labor cost increases, which led to higher cost of goods in the 2023 period.

Operating expenses totaled $10.0 million, a 1.9 percent decrease from the fiscal first quarter of 2022. This result reflected lower Selling & Marketing and Research & Development expenses, partly offset by higher General & Administrative expenses.

Operating income was $0.8 million, compared with operating income of $0.7 million in the year-earlier period.

Net income was $0.4 million, or $0.06 per diluted share, compared with $0.6 million, or $0.08 per diluted share, in the same period of fiscal 2022.

Adjusted EBITDA, which the Company defines as earnings before interest, taxes, depreciation, amortization, and share-based compensation, was $1.9 million, compared with $2.5 million in the same period of fiscal 2022.

Bookings were $28.4 million, compared with $32.8 million in the first quarter of fiscal 2022.

Backlog as of April 30, 2022, was $25.2 million versus $24.8 million at the end of the fiscal 2022 first quarter.

First Quarter Fiscal 2023 Operating Segment Results

Product Identification segment revenue was $21.7 million, down 6.0 percent compared with the prior-year period. Operating profit in the Product Identification segment was $1.4 million, or 6.5 percent of revenue, compared with $2.7 million, or 11.8 percent of revenue, in the first quarter of fiscal 2022.

Test & Measurement segment revenue was $9.3 million, an increase of 55.3 percent compared with the prior-year period. Operating profit in the Test & Measurement segment was $1.9 million, or 20.6 percent of revenue, compared with $0.4 million, or 5.9 percent of revenue, in the first quarter of fiscal 2022.

Conference Call

AstroNova will discuss its first-quarter fiscal 2023 results in an investor conference call at 9:00 a.m. ET today. To participate in the conference call, please dial (888) 220-8451 (U.S. and Canada) or (773) 377-9070 (International) approximately 10 minutes prior to the start time and enter confirmation code 6015678.

You can hear a replay of the conference call from 12:00 p.m. ET Wednesday, June 8, 2022, until 12:00 p.m. ET on Wednesday, June 15, 2022, by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International). The confirmation code is 6015678.

A real-time and an archived audio webcast of the call will be available through the “Investors” section of the AstroNova website, https://investors.astronovainc.com.

Use of Non-GAAP Financial Measure

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release contains the non-GAAP financial measure Adjusted EBITDA, which AstroNova defines as earnings before interest, taxes, depreciation, amortization, and share-based compensation. AstroNova believes that the inclusion of this non-GAAP financial measure helps investors gain a meaningful understanding of changes in the Company's core operating results, and also can help investors who wish to make comparisons between AstroNova and other companies on both a GAAP and a non-GAAP basis. AstroNova’s management uses Adjusted EBITDA, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. Adjusted EBITDA also is used by the Company’s management to assist with their financial and operating decision-making.

About AstroNova

AstroNova (Nasdaq: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes, and services a broad range of products that acquire, store, analyze, and present data in multiple formats. The Product Identification segment provides a wide array of digital, end-to-end product marking and identification solutions including hardware, software, and supplies for OEMs, commercial printers, and brand owners. The Test and Measurement segment provides products designed for airborne printing solutions, avionics, and data acquisition. Our aerospace products include flight deck printing solutions, networking hardware, and specialized aerospace-grade supplies. Our data acquisition systems are used in research and development, flight testing, missile and rocket telemetry production monitoring, power, and maintenance applications. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company’s anticipated performance, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022, and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

ASTRONOVA, INC.
Condensed Consolidated Statements of Income
In Thousands Except for Per Share Data
(Unaudited)

	Three Months Ended
	April 30, 2022	May 1, 2021
Net Revenue	$31,010	$29,078
Cost of Revenue	20,281	18,190
Gross Profit	10,729	10,888
Total Gross Profit Margin	34.6%	37.4%
Operating Expenses:
Selling & Marketing	5,883	6,092
Research & Development	1,522	1,717
General & Administrative	2,560	2,344
Total Operating Expenses	9,965	10,153
Operating Income	764	735
Total Operating Margin	2.5%	2.5%
Other Expense, net	279	369
Income Before Taxes	485	366
Income Tax Provision (Benefit)	60	(227)
Net Income	$425	$593
Net Income per Common Share - Basic	$0.06	$0.08
Net Income per Common Share - Diluted	$0.06	$0.08

Weighted Average Number of Common Shares - Basic	7,298	7,145
Weighted Average Number of Common Shares - Diluted	7,396	7,265

ASTRONOVA, INC.
Balance Sheet
In Thousands
(Unaudited)

	April 30, 2022	January 31, 2022

ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$5,754	$5,276
Accounts Receivable, net	18,444	17,124
Inventories, net	36,859	34,609
Employee Retention Credit Receivable	-	3,135
Prepaid Expenses and Other Current Assets	4,333	3,634
Total Current Assets	65,390	63,778
PROPERTY, PLANT AND EQUIPMENT	50,732	50,821
Less Accumulated Depreciation	(39,754)	(39,380)
Property, Plant and Equipment, net	10,978	11,441
OTHER ASSETS
Intangible Assets, net	18,737	19,200
Goodwill	11,719	12,156
Deferred Tax Assets	5,585	5,591
Right of Use Asset	976	1,094
Other Assets	1,791	1,695
TOTAL ASSETS	$115,176	$114,955
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$6,952	$8,590
Accrued Compensation	2,665	3,512
Other Liabilities and Accrued Expenses	3,613	4,113
Revolving Line of Credit	3,000	-
Current Portion of Royalty Obligation	2,000	2,000
Current Portion of Long-Term Debt	1,000	1,000
Current Liability – Excess Royalty Payment Due	311	235
Income Taxes Payable	1,637	323
Deferred Revenue	222	262
Total Current Liabilities	21,400	20,035
NON-CURRENT LIABILITIES
Long-Term Debt, net of current portion	7,910	8,154
Royalty Obligation, net of current portion	3,923	4,361
Lease Liability, net of current portion	708	808
Other Long-Term Liabilities	399	399
Deferred Tax Liabilities	140	186
TOTAL LIABILITIES	34,480	33,943
SHAREHOLDERS’ EQUITY
Common Stock	532	528
Additional Paid-in Capital	60,113	59,692
Retained Earnings	56,939	56,514
Treasury Stock	(34,223)	(33,974)
Accumulated Other Comprehensive Loss, net of tax	(2,665)	(1,748)
TOTAL SHAREHOLDERS’ EQUITY	80,696	81,012
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$115,176	$114,955

ASTRONOVA, INC.
Revenue and Segment Operating Profit
In Thousands
(Unaudited)

	Revenue		Segment Operating Profit (Loss)
	Three Months Ended		Three Months Ended
	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
Product Identification	$21,724	$23,098	$1,413	$2,729
Test & Measurement	9,286	5,980	1,911	350
Total	$31,010	$29,078	3,324	3,079
Corporate Expenses			2,560	2,344
Operating Income			764	735
Other Expense, net			279	369
Income Before Income Taxes			485	366
Income Tax Provision (Benefit)			60	(227)
Net Income			$425	$593

ASTRONOVA, INC.
Reconciliation of Net Income to Adjusted EBITDA
Amounts in Thousands
(Unaudited)

	Three Months Ended
	April 30, 2022	May 1, 2021
Net Income − GAAP	$425	$593
Interest Expense	175	218
Income Tax Provision (Benefit)	60	(227)
Share-Based Compensation	337	478
Depreciation/Amortization	912	1,425
Adjusted EBITDA	$1,909	$2,487

Contacts

Scott Solomon
Senior Vice President
Sharon Merrill Associates, Inc.
(857) 383-2409
ALOT@investorrelations.com